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BoardIQ

Fired Subadvisor Blasts Board's Independence, Expertise (https://www.boardiq.com/c/5209014/741484?referrer_module=searchSubFromBI&highlight=XA)

By Natalie Lin

July 21, 2026

Octagon Credit Investors, which has subadvised a $344.7 million XA Investments fund since its inception, has slammed the advisor’s move to replace it on the fund.

Octagon Credit Investors, which was recently booted from a $344.7 million XA Investments closed-end fund, has accused the fund's board of being beholden to the advisor, neglecting shareholder interests and lacking relevant investment expertise.

XAI Floating Rate & Alternative Income Trust's board voted on May 14 to fire Octagon as the fund's subadvisor, and replace it with Rockford Tower Asset Management, a newly formed registered investment advisor and wholly owned subsidiary of King Street Capital Management. Octagon had run the fund since the fund's 2017 inception.

The board decided to replace Octagon due to the fund's recent investment performance, the investment capabilities of King Street and market conditions, a proxy filing says.

Shareholders are scheduled to vote on the proposed replacement at a special meeting on July 30.

Octagon claimed that the fund's board "blindly selected" the new subadvisor at the urging of XA Investments. Since Rockford would charge XA Investments a lower subadvisor fee than Octagon, the advisor would make more money off the advisory fee, and shareholders would receive no new tangible benefits, Octagon said.

The former subadvisor called it "disappointing" to see the XA Investments board "marshal illogical arguments and attempt to rewrite history to benefit XAI."

XA Investments, meanwhile, issued a press release last week, accusing Octagon of conducting an "emotional campaign" to divert attention from the fund's performance.

Octagon representatives declined to comment.

'Rash and Uninformed'

In addition, Octagon called the board's decision to replace it as "rash and uninformed," raising questions about whether the board's independent directors are sufficiently separate from XA Investments, according to a proxy statement filed last week.

The fund's former subadvisor claimed board Chair Gregory Dinges attended the University of Notre Dame with Theodore Brombach, co-chief executive of XA Investments and the board's interested director.

Dinges is a partner at Siena Capital Partners, a boutique investment firm, and previously was an executive vice president at Monroe Financial Partners, a boutique investment bank and broker-dealer.

Octagon also questioned the ties of William Meyers, who served as a senior advisor to XA Investments from 2021 to 2023, before joining the board in 2024.

Meyers was initially classified as an interested director because of his employment at XA Investments, but was reclassified as an independent director on Jan. 1, XA Investments stated.

A former employee of a fund's advisor typically becomes eligible to serve as an independent director two fiscal years after their employment ends, according to the '40 Act.

Meyers is currently president of Riivendell Financial Group, a specialized financial advisory and consulting firm that Meyers operates. Neither XAI, the fund or any of their affiliates is a client of Riivendell, according to XA Investments.

In addition, all of the directors except Brombach serve on the board of XAI Madison Equity Premium Income Fund, another closed-end fund sponsored by XA Investments.

Octagon also claims that the advisor is attempting to implement a similar "scheme" at the XAI Madison Equity Premium Income Fund, receiving a larger share of the fund's fees by changing the sub-advisor lineup.

XA Investments is seeking shareholder approval to add PineBridge Investments as a subadvisor, serving alongside the existing subadvisor, Madison Asset Management, regulatory filings show.

"This is another incorrect statement made by Octagon," said Ben McCulloch, general counsel at XA Investments.

McCulloch said PineBridge will only manage additional assets raised by the fund. Its management fees for new assets allocated would be 35bps and XAI's management fees would be 45bps.

Madison's allocated assets under management will not be decreased. Currently, Madison makes 44bps and XAI makes 36bps, meaning that the sub-advisor earns more than XAI, McColloch stated.

Furthermore, XA Investments stated that if the fund NAV recovers, it would earn lower fees under the proposed agreement with King Street than it does under the current arrangement with Octagon, XA Investments said.

Octagon argued the board lacks sufficient expertise to oversee the fund's collateralized loan obligation strategy. None of the independent directors has direct CLO investing experience, and only one, Scott Jones, has a background in credit investing, the former subadvisor said.

Jones is a director at fund administrator Carne Group Financial Services, and managing director of Park Agency, a private investment office that manages assets for members of the Kennedy family.

The board's other independent directors are Danielle Cupps, most recently former director of digital custom engagement at McDonald's Corp. and previously holding executive positions at various financial firms, as well as Philip Franklin, former chief financial officer and executive vice president of Littlefuse, an electronics manufacturing company.

Jones, Cupps and Franklin were "appointed with XAI's input and have been generously compensated during their tenure," Octagon alleges in a statement released on Monday.

"The board is dominated by XAI and therefore agreed to an arrangement that benefits XAI, even at the expense of shareholders," Octagon said.

McCulloch pushed back, stating "this reveals either (i) Octagon's misunderstanding of the 1940 Act; or (ii) a deliberate attempt to mislead shareholders."

Like other newly launched 40' Act funds, the fund's initial board was appointed before any public shareholders existed and its directors were sourced through industry contacts, legal counsel and auditor recommendations, McCulloch said.

XA Investments claimed that Dinges and Meyers have done significant work with credit issues outside of the boardroom. In addition, four of the five independent directors have overseen the fund and credit performance since its inception. "To suggest lack of experience is mistaken," the firm stated.

"XFLT's board consists of six trustees, five of whom are independent, including an independent board chair," said Kimberly Flynn, president of XA Investments. "The XFLT fund board provides strong, independent oversight."

Track Record Questions

XA Investments said it removed the former subadvisor after years of poor performance, according to a statement released Friday.

The fund has trailed its benchmark over the one-, three- and five-year periods ended March 31, as well as since inception, XA Investments data shows. For example, during the one-year period, it underperformed its benchmark by 19.09%.

"It seems the terminated subadvisor Octagon wants to distract from its abysmal track record on the XAI fund, as well as its own CLO portfolio, which has suffered an extraordinary seven CLO defaults in 2026 that wiped out entire classes of investors in those funds," the advisor stated.

The fund's NAV per share declined approximately 54% from the fund's inception through March 31, XA Investments said, which implies $406.7 million of current-share-equivalent NAV-per-share erosion.

Octagon, however, claimed that the fund's underlying investments outperformed their relevant indexes, and the fund itself outperformed its peers on both a total shareholder return and net asset value return basis.

The fund NAV's total return was approximately -5% during the first quarter, outperforming the median CLO fund peer by 5 percentage points, according to Octagon. In addition, total shareholder return was -23%, which also outperformed the peer median of -27%.

King Street, meanwhile, has overseen a recent period of weak performance across several funds, Octagon said, and the strategies it runs have suffered client withdrawals so severe that it had reportedly imposed significant restrictions on redemptions from its flagship investment vehicle.

XA Investments asserted that King Street boasted a 30-year track record, $30 billion in assets under management and a strong CLO platform including 20 U.S. CLOs, nine European CLOs and approximately $12 billion in CLO assets under management.

In May, after Octagon received a notice that it had been fired from the fund, the firm proposed that it become the fund's primary advisor, replacing XA Investments. Doing so would reduce the fund's advisory fee to 130 basis points, from 170 bps, Octagon said.

However, the board allegedly rejected the proposal the following day without explanation, Octagon stated.

XA Investments, meanwhile, claimed that this proposal was an attempt by Octagon to increase its own compensation. "The board deemed it to be irresponsible to reward persistent underperformance with a pay increase and more responsibilities," the advisor said.